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AUTODESK, INC.

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Dear Stockholder:

We are writing to ask for your support at Autodesk’s Annual Meeting of Stockholders with respect to Proposal 3, Non-Binding Vote to Approve Named Executive Compensation (Say on Pay). As you may be aware, Institutional Shareholder Services (“ISS”) and Glass-Lewis have recommended a vote against this proposal. We strongly disagree with ISS’ and Glass Lewis’ recommendations, as well as the underlying methodology used in each report, however, for the sake of brevity and because many of our objections are similar, we focus here solely on the ISS report.1

The reasons we disagree with ISS are summarized here and then described in more detail below:

•	ISS’ Pay for Performance methodology is flawed

•	ISS confuses timing of equity decisions — Equity grants made in March 2011 were based on operational performance in fiscal 2011. ISS is analyzing March 2011 pay against fiscal 2012 performance results

•	ISS inflates the valuation of stock options

•	Realizable pay provides a more realistic metric for measuring pay for performance by measuring actual gains from equity awards and bonus payouts as of a specific date

•	ISS uses a flawed peer group

•	With their 2012 recommendation, ISS creates a new peer group and contradicts their published 2011 view that Autodesk’s peer group was of “Low Concern”

•	Autodesk satisfies all 2012 Pay for Performance criteria when using Autodesk’s own defined peer group (instead of using ISS’ flawed 2012 peer group)

•	Autodesk maintains strong compensation governance and practices

•

Autodesk made meaningful changes for fiscal year 2013 in response to Say on Pay feedback from stockholders, including performance stock units and mandatory holding requirements for the Board and executives

•

Autodesk’s operating performance (which ISS ignores) is disconnected from its stock performance. In fiscal year 2012 Autodesk made significant progress toward achieving its current long-term operating goals and other financial metrics. Despite that progress, the stock price declined during the year

•	Fiscal-year 2012 financial highlights

•	Revenue growth of 14% year-over-year

•	GAAP operating margin increased 210 basis points to 16% compared to 14% in fiscal 2011. Non-GAAP operating margin increased 260 basis points to 24% compared to 21% in fiscal 2011

•	GAAP diluted EPS increased 36% to $1.22 compared to $0.90 in fiscal year 2011. Non-GAAP diluted EPS increased 32% to $1.74, compared to $1.32 in fiscal year 2011

•	Despite the above strong fiscal year 2012 financial results, Autodesk’s stock declined 12% during fiscal year 2012

1.	ISS’ “Pay for Performance” methodology is flawed.

•	Performance/Award Timing Disconnect

•	ISS in their 2012 US Compensation Policy Frequently Asked Questions[2] states

•	“…pay opportunities should be reflective of the company’s past performance…”

•	Later in the FAQ, ISS answers a question that addresses equity grants which have been made near the beginning of one fiscal year for prior fiscal year performance. ISS states:

•	“…such timing issues can be problematic for investors evaluating the relationship between

[1]

We have similar and related disagreements with Glass-Lewis’ methodology, degree of transparency, findings and conclusions in terms of executive equity grant valuation, peer group selection, performance analysis.

[2]	See http://issgovernance.com/policy/2012/2012ComprehensiveUSCompensationPolicy).

performance and pay. The value of equity grants generally represents a significant proportion of top executives’ pay; if the grants are made subsequent to the “performance” year, disclosures in the Grants of Plan-Based Awards Table may distort the pay for performance link.”

•

For a pay for performance analysis like that done by ISS to make any sense, as noted above by ISS, the performance period used needs to occur BEFORE the pay decision that is being analyzed. Unfortunately in Autodesk’s case, the tests applied by ISS do not do that. Below, the timing approach taken by ISS in matching performance and pay is contrasted to proper alignment considered by Autodesk’s Compensation Committee when making its pay decisions.

•

ISS matches compensation reported in a given fiscal year to company performance for that same year. For example, in its recent report, ISS matched Autodesk’s performance as of 1/31/2012 (end of our 2012 fiscal year) with pay that was determined 10+months earlier, in March 2011.

•	Autodesk, in contrast made the March 2011 pay decisions based on performance from the prior fiscal year that had just ended (i.e., fiscal 2011)

•

The reported ISS pay for performance analysis therefore does not follow ISS’ own stated tenets. The result of this timing mismatch is that ISS issued recommendations on Autodesk’s Pay for Performance that are based on tests that do not meet ISS own stated standards and that are, by any measure of reasonableness, invalid.

•

Timing Matters — Autodesk’s Compensation Committee has historically made decisions about annual stock awards (along with bonus payouts and salary increases) to our executives at its March quarterly Compensation Committee meeting. The March meeting is the first meeting following the close of the prior fiscal year. As a result, the frame of reference used by the Committee in its determinations is performance during the prior fiscal year.

•

The issue of timing is most clearly shown when analyzing the correlation between Performance and Pay using an appropriate method. The absolute alignment provided by ISS shows a correlation between Performance and Pay of 0.17.[3] The chart below properly aligns CEO Pay with Performance[4] as was done by Autodesk’s Compensation Committee when making decisions about CEO compensation; here the correlation between Performance and Pay for fiscal 2008 to fiscal 2012 is 0.68, reflecting strong pay for performance.

[3]	See page 4 of the ISS Report.
[4]

Because we believe ISS’ stock option valuation model significantly inflates the value of stock options, we have used here the stock option values published in the appropriate Autodesk proxy statement Summary Compensation Tables. For the “properly aligned” chart below,

•	Annual cash bonus awards and equity grant value estimates have been aligned with the performance period on which the compensation decisions were based.

•	Base salaries and “all other compensation” were left in the fiscal year in which they were paid.

•	The indexed TSR numbers are the same as those used by ISS.

•

The equity compensation figures for fiscal 2012 are based on grant date fair value estimates of RSUs granted in March 2012 (30% of which have time based vesting and 70% of which will vest if certain revenue, non-GAAP operating margin, and individual performance metrics are achieved). The estimates are based on the best information currently available to Autodesk and will change based on achievement of performance metrics.

•

In March of 2011 (which was early in fiscal 2012), the Compensation Committee considered Autodesk’s financial performance in fiscal 2011, which had just ended on 1/31/2011. The Company’s performance significantly exceeded our business plan for the year:

	Fiscal 2010	Fiscal 2011	Growth
Revenue (in millions)	$1,714	$1,952	14%

GAAP Operating Margin	4%	14%	over 1,000 basis points
Non-GAAP Operating Margin	17%	21%	480 basis points

GAAP diluted EPS	$0.25	$0.90	260%
Non-GAAP diluted EPS	$0.99	$1.32	33%

ADSK stock price	$23.79	$40.68	71%

•

The Compensation Committee was also aware of the strong stock price growth (71%), which continued after year end, increasing an additional 7.7% to $43.81 in the 1-1/2 month period from fiscal year 2011 year-end to the March Committee meeting.

•

At its March 2011 meeting, against this backdrop of Autodesk’s fiscal 2011 strong financial, operational and stock performance, the Committee made its compensation decision reported in our fiscal 2012 proxy to increase our CEO’s total compensation (see “Properly Aligned” chart above). We believe this increased compensation was appropriate given our strong performance and completely supports Pay for Performance.

•

In contrast, ISS matched Autodesk’s performance at the end of fiscal year 2012 (1/31/2012) in its Pay for Performance tests with the Compensation Committee’s decision-making 10+ months earlier, in March of 2011.

•

From this view point, Autodesk’s financial operating performance was again strong (with growth in revenue, non-GAAP income from operations and non-GAAP operating margin each exceeding our business plans for fiscal 2012, which is acknowledged by ISS in their report on page 11). Our stock price was also strong through to the middle of fiscal 2012 as mentioned above (reaching a high closing price of $45.99). In the second half of the year the stock was adversely impacted by external market factors unrelated to the Company’s performance. Autodesk’s stock closed down 12% for fiscal 2012.

•

When the Compensation Committee considered fiscal 2012 performance at its March 2012 meeting (which was early in fiscal 2013), it again was consistent with pay for performance: CEO total compensation (when the data is properly aligned) declined 21% as shown in the “Properly Aligned” chart above.

•	ISS’ valuation of stock-based options is inflated

•

ISS uses a Black-Scholes grant date valuation calculation, which uses a 10-year estimated life for stock options based on the contract term. Autodesk uses a grant date valuation calculation which uses an estimated life based on the historical average time from stock option grant to exercise for this type of award the estimated life would be approximately 4 years based on past exercises. The ISS model calculates CEO stock-based option compensation at $8,289,000. Using Autodesk’s assumptions, based on historic data, the value of our CEO’s stock options is $4,386,870. ISS’ near doubling of the estimate value of the CEO stock option grant is due to differences in Black-Scholes assumptions.

•	Autodesk believes a better metric to measure executive compensation is “Realizable Pay.” ISS does not incorporate this methodology into their analysis.

•

ISS utilizes a Black-Scholes valuation calculation to measure equity compensation. We believe, however, that when evaluating the value of equity, it is critical to focus instead on “realizable pay,” which may increase or decrease as Autodesk’s stock price rises and falls.

•

At an extreme, stock options which expire “out of the money” (that is, without the stock price having increased from the date of grant) would in fact expire with no value at all. The ISS methodology allocates to the year of grant an amount based on their Black-Scholes grant date valuation calculation using a 10 year estimated life. Their calculation is (a) potentially vastly overstated from what will be realized; and (b) allocated in a lump sum to the grant date year and prior to the year that any value can be realized if any is realized.

•

The picture that becomes clear when performance and realizable pay are examined is quite different than that portrayed by ISS. For example, when realizable pay is compared to total shareholder return for both the Autodesk defined peer group and the ISS peer group over a 3-year period (the same period required by the SEC for disclosure in our proxy), there is clear alignment between the compensation of our CEO and Autodesk’s stock performance, as shown below:

Autodesk Defined Peer Group

Source: Pay Governance LLC.

Vertical axis (Performance): Percentile ranking stock price performance on a point to point basis using stock price increase/decrease from 1/31/09 to 1/31/12 for each company (e.g. Autodesk: $16.56 on 1/31/09 to $36.00 on 1/31/12). Each data point represents the percentile ranking of each company vs. the array of peers.

Horizontal axis (3-year realizable pay): Percentile ranking of total realizable compensation for the 3 fiscal years (most recent) based on actual cash compensation paid and value of equity grants based upon a 1/31/12 stock price. RSUs valued at 1/31/12 stock price, options valued at gain based upon 1/31/12 stock price and performance shares at target.

ISS Peer Group

Source: Pay Governance LLC.

Vertical axis (Performance): Percentile ranking stock price performance on a point to point basis using stock price increase/decrease from 1/31/09 to 1/31/12 for each company (e.g. Autodesk: $16.56 on 1/31/09 to $36.00 on 1/31/12). Each data point represents the percentile ranking of each company vs. the array of peers.

Horizontal axis (3-year realizable pay): Percentile ranking of total realizable compensation for the 3 fiscal years (most recent) based on actual cash compensation paid and value of equity grants based upon a 1/31/12 stock price. RSUs valued at 1/31/12 stock price, options valued at gain based upon 1/31/12 stock price and performance shares at target.

2.	ISS’ peer group analysis is flawed and contradicts their stated “Low Concern” in fiscal 2011 for this exact same Autodesk defined peer group.

•	Autodesk’s defined peer group more accurately represents the industry and executive talent market in which the Company competes:

•	The Compensation Committee and its independent compensation advisory consultants annually review the peer group to ensure it represents the talent market in which Autodesk operates

•	Autodesk’s principal talent market consists of technology companies that are either software companies or companies that compete in the San Francisco Bay Area for executive talent

•

ISS relies solely on a GICS code to determine peers rather than factoring in other key variables that make a peer group representative. A majority (56%) of the ISS identified peers are located outside the San Francisco Bay Area

•	Autodesk’s defined peer group has a significant concentration of companies (67%) located in the San Francisco Bay Area

•

If ISS had used Autodesk’s defined peer group, which was developed with broad consideration of the industry and geographic competition for talent, ISS’ Pay for Performance analysis would have resulted in the following:

•	Relative Degrees of Alignment (RDA): “Medium Concern”

•	Multiple of Median (MOM): “Low Concern”

•	Pay-TSR Alignment (PTA): “Low Concern”

•	Overall level of concern: “Low Concern”

•	ISS identifies “problematic benchmarking practices” in their report yet in 2010 they did not comment at all, and in 2011 Autodesk benchmarking practices were of “low concern”

3.	Autodesk maintains strong compensation governance and practices

•

In 2011, our Say on Pay proposal received a significant majority of support—84% approval. However, in response to the Say on Pay vote at our 2011 Annual Meeting of Stockholders, as well as ongoing stockholder outreach efforts, we made meaningful changes to our fiscal year 2013 executive compensation programs in order to provide even better alignment between executive pay and performance, including:

•	Increasing the proportion of the overall equity award delivered through performance-based equity vehicles

•

Our stockholders approved the 2012 Employee Stock Plan and we intend to move forward with a philosophy of using restricted stock units (RSUs) and performance stock units as a vehicle for long-term incentives

•

Beginning in fiscal year 2013, half of the equity awards granted to Autodesk officers, including our executive officers, consist of performance stock units awards linked to revenue growth and operating margin with the other half consisting of time-based restricted stock unit awards

•	We have implemented stock ownership guidelines for both executive officers and members of the Board of Directors:

•	CEO – 100,000 shares

•	Executive Vice President – 30,000 shares

•	Senior Vice President – 15,000 shares

•	Board of Directors – 10,000 shares

ISS gives Autodesk no credit in its qualitative assessment for proactively implementing those program improvements derived from communication with our stockholders. However, we believe these changes will continue to improve our pay for performance orientation through fiscal year 2013, will directly address the stockholder feedback we received during our prior outreach efforts, and will result in a significantly improved score under certain of the quantitative tests applied by ISS.

Current Autodesk compensation “best practices”:

•	Pay-For-Performance: We emphasize variable compensation balanced between annual and long-term performance (89% of fiscal 2012 Named Executive Officer compensation was variable).

•	Long-Term Performance Orientation: The majority of Named Executive Officer compensation (78% in fiscal 2012) is based on the long term performance of Autodesk.

•	Significant Stock Ownership: We have implemented mandatory stock holding requirements for our Named Executive Officers as of fiscal 2013 and annually monitor ownership progress.

•

Independent Compensation Practices: Our compensation policy for our Named Executive Officers is determined by our independent Compensation Committee, which is informed by an independent compensation advisory consultant.

•

Effective Risk Management: We employ a strong risk management program with specific responsibilities assigned to management, the Board, and the Board’s committees, in addition, we have a “no-hedging” policy in our insider trading policy.

•

Relevant Benchmarking: The companies used to benchmark competitive compensation practices are reviewed each year, with adjustments made periodically to rebalance the group and improve its appropriateness, and supplements the use of survey data.

•	Multi-year Equity Grant Vesting: Equity grants, stock options and restricted stock units (“RSUs”), typically have vesting periods of three years or more.

Compensation Practices we avoid:

•

No “Single Trigger” Severance or Change in Control Gross-Ups: The change in control program for our Named Executive Officers and other executive officers requires both a change in control of the Company and termination of employment (“double trigger”) and does not provide any tax “gross-up” payments.

•	No Option Re-Pricing: Re-pricing of stock grants is prohibited without explicit stockholder approval.

•

No Executive Benefits and Limited Perquisites: We do not, as a general practice, provide material benefits or special considerations to our executive officers that we do not provide to other employees.

4.	Autodesk’s operating performance is disconnected with our stock performance

•

In fiscal year 2012, Autodesk delivered strong financial results. However, Autodesk’s stock declined 12% during fiscal year 2012, impacted by external macroeconomic market factors unrelated to the Company’s performance.

	Fiscal 2011	Fiscal 2012	Growth
Revenue (in millions)	$1,952	$2,216	14%

GAAP Operating Margin	14%	16%	210 basis points
Non-GAAP Operating Margin	21%	24%	260 basis points

GAAP diluted EPS	$0.90	$1.22	36%
Non-GAAP diluted EPS	$1.32	$1.74	32%

ADSK stock price	$40.68	$36.00	-12%

As shown below, for example, quarterly EPS increased consistently though fiscal year 2012 and yet the stock price did not follow.

•	In the ISS report (page 11), they recognize Autodesk’s financial performance and operating targets as “rigorous” and “show improvement in operational performance”

•	In fiscal year 2012 we made significant progress toward achieving our current long-term operating goals and other financial metrics, and yet the stock price declined

•

Our current long-term operating goals are growing revenue by a compounded annual growth rate of 12-14% (capturing fiscal 2011 through fiscal 2015) and expanding our non-GAAP operating margin to at least 30%

•

In fiscal year 2012 Autodesk’s revenue grew 14%; GAAP operating margins increased 210 basis points to 16%; and non-GAAP operating margins increased by 260 basis points to 24%, compared to fiscal-year 2011

•	Non-GAAP diluted earnings per share increased 32% in fiscal year 2012, compared to fiscal year 2011

•	We continued to strengthen the balance sheet with deferred revenue growing 22%, cash and marketable securities growing 9% to approximately $1.6 billion, and no debt

•	Autodesk stock declined 12% during fiscal year 2012

We recommend that you vote “FOR” the approval of Proposal 3

Autodesk is committed to aligning our executive compensation program with the interests of our stockholders. Demonstrating this commitment, our cash compensation and equity awards for many years have been tied to our financial performance, as reflected by our payouts in recent years. Our recent financial performance exceeded expectations (which again, ISS called “rigorous”) and our actual compensation aligns with our performance. Further, the realizable value of our equity compensation awards is subject to fluctuations in our stock price – thereby strongly aligning the interests of our executive officers with our stockholders.

With these facts in mind, we are committed to continuing to undertake specific stockholder engagement efforts to obtain feedback about our executive compensation practices and welcome your feedback about our program. Autodesk urges our stockholders to cast an advisory vote “FOR” Proposal 3 (Say on Pay) and to continue to work with us to refine our executive compensation programs to best align pay with performance.

Appendix

GAAP to non-GAAP reconciliation of operating margin

	FY 2008	FY2009	FY2010	FY2011	FY2012
GAAP Operating Margin	21%	11%	4%	14%	16%
Stock-based compensation expense	5%	4%	5%	4%	5%
Amortization of purchased intangibles	1%	2%	4%	3%	3%
Restructuring	0%	2%	3%	0%	0%
Impairment of goodwill and intangibles	0%	5%	1%	0%	0%
IPR&D	0%	1%	0%	0%	0%
Non-GAAP Operating Margin	27%	25%	17%	21%	24%

Reconciliation for Long Term Operating Margins:

Autodesk is not able to provide targets for our long term (ending with fiscal year 2015) GAAP operating margins at this time because of the difficulty of estimating certain items that are excluded from non-GAAP that affect operating margin, such as charges related to stock-based compensation expense and amortization of acquisition related intangibles, the effect of which may be significant.

GAAP to non-GAAP reconciliation of EPS

	Fiscal 2010	Fiscal 2011
GAAP EPS	$0.25	$0.90
Stock-based compensation expense	$0.40	$0.34
Amortization of developed technology	$0.14	$0.14
Amortization of customer relationships and trade names	$0.11	$0.10
Impairment goodwill	$0.09	—
Restructuring charges	$0.21	$0.05
Establishment of valuation allowance on deferred tax assets	$0.09	—
Discreet GAAP tax provision items (1)	$(0.04)	$(0.03)
Income tax effect of non-GAAP adjustments	$(0.26)	$(0.18)

Non-GAAP diluted net income per share	$0.99	$1.32

GAAP to non-GAAP reconciliation of EPS

	Fiscal 2011	Fiscal 2012
GAAP EPS	$0.90	$1.22
Stock-based compensation expense	$0.34	$0.47

Amortization of developed technology	$0.14	$0.16
Amortization of customer relationships and trade names	$0.10	$0.14
Restructuring charges	$0.05	$(0.01)
Discreet GAAP tax provision items (1)	$(0.03)	$(0.03)
Income tax effect of non-GAAP adjustments	$(0.18)	$(0.21)

Non-GAAP diluted net income per share	$1.32	$1.74